Exhibit 10.04
Execution Version
MASTER SEPARATION AGREEMENT
by and between
SHANDA INTERACTIVE ENTERTAINMENT LIMITED
and
SHANDA GAMES LIMITED
Dated as of July 1, 2008

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.01. Definitions	1
Section 1.02. Interpretation	8

ARTICLE 2
The Separation

Section 2.01. The Separation	9
Section 2.02. Deferred Transactions	12
Section 2.03. Governmental Approvals and Third Party Consents	12
Section 2.04. Documents Relating to Transfer of Assets and Assumption of Liabilities	13
Section 2.05. Novation of Assumed Liabilities	13
Section 2.06. Remedial Actions	13

ARTICLE 3
Other Separation Matters

Section 3.01. Dividend	14
Section 3.02. Game License Agreements	14
Section 3.03. Employees	15
Section 3.04. Real Properties	15
Section 3.05. Existing Agreements	16
Section 3.06. Shared Contracts	16
Section 3.07. Intellectual Property License	17
Section 3.08. Further Assurances	17

ARTICLE 4
No Representations or Warranties

Section 4.01. No Representations or Warranties	17

ARTICLE 5
Access to Information

Section 5.01. Access to Information	17
Section 5.02. Litigation Cooperation	18
Section 5.03. Reimbursement; Ownership of Information	19
Section 5.04. Retention of Records	19
Section 5.05. Confidentiality	20

i

Schedules

Annex I	Form of SDG (HK) Instrument of Transfer
Annex II	Forms of Deferred Revenues Transfer Agreements

Exhibit A	Form of Cooperation Agreement
Exhibit B	Form of Intellectual Property License Agreement

ii

Exhibit C	Form of Management Consulting Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Sales Agency Agreement

iii

MASTER SEPARATION AGREEMENT
     MASTER SEPARATION AGREEMENT dated as of July 1, 2008 (the “Agreement”) between Shanda Interactive Entertainment Limited, an exempted international business company organized and validly existing under the laws of the Cayman Islands (“Shanda”), and Shanda Games Limited, an exempted international business company organized and validly existing under the laws of the Cayman Islands and a wholly-owned Subsidiary of Shanda (“SDG”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of Shanda has determined that it would be appropriate and desirable to undertake an internal reorganization to separate Shanda’s online game business from its other businesses (the “Separation”);
     WHEREAS, Shanda has caused SDG to be incorporated for purposes of the Separation;
     WHEREAS, in order to effect the Separation, Shanda and SDG desire for (i) Shanda to contribute and transfer to SDG, and for SDG to receive and assume, directly or indirectly, certain assets and liabilities, and (ii) SDG to transfer to Shanda, and for Shanda to receive and assume, directly or indirectly, certain assets and liabilities; in each case, as more fully set forth in this Agreement and the Ancillary Agreements; and
     WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Separation and to set forth certain agreements that will govern the relationship between the parties following the Separation.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
     “Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided that for purposes of this Agreement, no member of the Shanda Group shall be deemed to be an Affiliate of the SDG Group following the

Separation and no member of the SDG Group shall be deemed to be an Affiliate of the Shanda Group following the Separation. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” has the meaning set forth in the preamble.
     “Ancillary Agreements” has the meaning set forth in Section 2.04.
     “Applicable Law” means, with respect to any Person, any national, federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.
     “Assets” means assets, properties and rights (including goodwill) of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, including the following:
     (i) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles and other tangible property;
     (ii) all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon;
     (iii) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments;
     (iv) all raw materials, work-in-process, finished goods, supplies and other inventories;
     (v) all accounts, notes and other receivables;
     (vi) all prepaid expenses, including taxes, leases and rentals;
     (vii) all cash or cash equivalents on hand or in banks;
     (viii) all rights, claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties;

     (ix) all Intellectual Property Rights;
     (x) all licenses, permits and governmental authorizations; and
     (xi) all books, records, files and papers, whether in hard copy or computer or other electronic format, including information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records.
     “Business” means, as the context requires, the Shanda Business or the SDG Business.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Shanghai, Hong Kong or the Cayman Islands are authorized or required by Applicable Law to close.
     “Claim” has the meaning set forth in Section 7.03(a).
     “Confidential Information” has the meaning set forth in Section 5.05.
     “Consents” has the meaning set forth in Section 2.03(a).
     “Cooperation Agreement” means the Cooperation Agreement (SDO) in the form attached as Exhibit A, to be entered into by and among Shanghai Shanda, Nanjing Shanda, Shanghai Shulong Technology, Shanghai Shulong and Nanjing Shulong on the Separation Date.
     “Deferred Revenues” means deferred revenues (including pre-paid cards in the distributors’ inventory and unconsumed game points in game users’ accounts) generated up to and immediately prior to the Separation Date from the sale of pre-paid cards by the Shanda Networking Entities prior to the Separation Date which as of the Separation Date have not been recognized as “revenues” by Shanda in accordance with the generally applied accounting principals in the United States of America.
     “Deferred Revenues Transfer Agreements” has the meaning set forth in Section 2.01(c)(ii).
     “Disposing Party” has the meaning set forth in Section 5.04.
     “Employees Transferred to SDG” has the meaning set forth in Section 3.03(a).
     “Employees Transferred to Shanda” has the meaning set forth in Section 3.03(b).
     “Games Assets” has the meaning set forth in Section 2.01(c).

     “Games Liabilities” has the meaning set forth in Section 2.01(f).
     “Governmental Approvals” has the meaning set forth in Section 2.03(a).
     “Governmental Authority” means any multinational, foreign, national, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their Affiliates).
     “Group” means, as the context requires, the SDG Group or the Shanda Group.
     “Hangzhou Bianfeng” means Hangzhou Bianfeng Networking Co., Ltd. ().
     “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
     “IDC Service Agreements” has the meaning set forth in Section 2.01(c)(i).
     “Indemnified Party” has the meaning set forth in Section 7.03(a).
     “Indemnifying Party” has the meaning set forth in Section 7.03(a).
     “Intellectual Property License Agreement” means the Intellectual Property License Agreement in the form attached as Exhibit B, to be entered into by and between Shanda Computer and Shengqu on the Separation Date.
     “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
     “Intergroup Agreements” means the Cooperation Agreement, the Intellectual Property License Agreement, the Lease Agreements, the Sales Agency Agreement, the Non-Competition Agreement and the Management Consulting Agreement.
     “Lease Agreements” has the meaning set forth in Section 3.04(b).
     “Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under this Agreement, any Applicable Law, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

     “Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any and all Actions or threatened Actions).
     “Management Consulting Agreement” means the Management Consulting Agreement in the form attached as Exhibit C, to be entered into by and between Shengguan Business Consulting (Shanghai) Co., Ltd. () and Shengqu on the Separation Date.
     “Nanjing Shanda” means Nanjing Shanda Networking Co., Ltd ().
     “Nanjing Shulong” means Nanjing Shulong Computer Technology Co., Ltd. ().
     “Non-Competition Agreement” means the Non-Competition Agreement in the form attached as Exhibit D, to be entered into by and between Shanda and SDG as of the Separation Date.
     “Non-Games Assets” has the meaning set forth in Section 2.01(d).
     “Non-Games Liabilities” has the meaning set forth in Section 2.01(g).
     “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.
     “Privileges” has the meaning set forth in Section 5.06(a).
     “Privileged Information” has the meaning set forth in Section 5.06(a).
     “Real Properties” has the meaning set forth in Section 2.01(e).
     “Real Property Interests” has the meaning set forth in Section 2.01(e).
     “Real Property Services Agreement” has the meaning set forth in Section 3.04(a).
     “Real Property Transfer” has the meaning set forth in Section 2.01(e).
     “Receiving Party” has the meaning set forth in Section 5.04.
     “Representatives” has the meaning set forth in Section 5.05.
     “Sales Agency Agreement” means the Sales Agency Agreement () in the form attached as Exhibit E, to be entered into by and among

Shengfutong, Shanghai Shulong Technology, Shanghai Shulong and Nanjing Shulong on the Separation Date.
     “SDG” has the meaning set forth in the preamble.
     “SDG Assumed Actions” has the meaning set forth in Section 5.02(a).
     “SDG Business” means the business conducted by each member of the SDG Group from time to time, whether before, on or after the Separation.
     “SDG Contract Party” has the meaning set forth in Section 3.06(a).
     “SDG Group” means SDG and its Subsidiaries. Schedule 1.01 sets forth the name, jurisdiction and ownership of each member of the SDG Group immediately after the consummation of the transactions contemplated by Sections 2.01(a) and 2.01(b).
     “SDG (HK)” means Shanda Games Holdings (HK) Limited, a company organized and validly existing under the laws of Hong Kong.
     “SDG (HK) Instrument of Transfer” has the meaning set forth in Section 2.01(a).
     “SDG (HK) Shares” has the meaning set forth in Section 2.01(a).
     “SDG Indemnitees” has the meaning set forth in Section 7.02.
     “Separation” has the meaning set forth in the recitals to this Agreement.
     “Separation Date” means July 1, 2008 at 0:00 a.m., Shanghai time, or such other date and time as may be fixed by the Board of Directors of Shanda.
     “Separation Documents” means this Agreement, the Ancillary Agreements and the Intergroup Agreements.
     “Shanda” has the meaning set forth in the preamble.
     “Shanda Assumed Actions” has the meaning set forth in Section 5.02(a).
     “Shanda Business” means the business conducted by each member of the Shanda Group for time to time, whether before, on or after the Separation (which, for the avoidance of doubt, excludes the SDG Business).
     “Shanda Computer” means Shanda Computer (Shanghai) Co., Ltd. ().
     “Shanda Group” means Shanda and its Subsidiaries (other than all members of the SDG Group).

     “Shanda Indemnitees” has the meaning set forth in Section 7.01.
     “Shanda Networking Entities” means Shanghai Shanda, Nanjing Shanda and Hangzhou Bianfeng.
     “Shanda Networking VIE Agreements” has the meaning set forth in Section 2.01(d).
     “Shanghai” means Shanghai, the People’s Republic of China.
     “Shanghai Shanda” means Shanghai Shanda Networking Co., Ltd. ().
     “Shanghai Shulong” means Shanghai Shulong Computer Technology Co., Ltd. ().
     “Shanghai Shulong Technology” means Shanghai Shulong Technology Co., Ltd. ().
     “Shared Contract” has the meaning set forth in Section 3.06(a).
     “Shengfutong” means Shanghai Shengfutong Electronic Commerce Co., Ltd. ().
     “Shengqu” means Shengqu Information Technology (Shanghai) Co., Ltd. ().
     “Shengqu Game License Agreement” has the meaning set forth in Section 3.02(b).
     “Shulong Entities” means Shanghai Shulong Technology, Shanghai Shulong and Nanjing Shulong.
     “Shulong VIE Agreements” has the meaning set forth in Section 2.01(b).
     “Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or any variable interest entity that such Person directly or indirectly controls through contractual arrangements.
     “Third-Party Claim” has the meaning set forth in Section 7.03(b).
     “Third Party” means a Person that is not an Affiliate of any member of the SDG Group or the Shanda Group.

     “Third Party Game License Agreement” has the meaning set forth in Section 3.02(a).
     Section 1.02. Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:
     (i) words used in the singular include the plural and words used in the plural include the singular;
     (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;
     (iii) reference to any gender includes the other gender;
     (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
     (v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
     (vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
     (vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
     (viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
     (ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
     (x) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and
     (xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2
The Separation
     Section 2.01. The Separation. Upon the terms and subject to the conditions set forth herein, each of Shanda and SDG hereby agrees to consummate the following transactions, effective as of the Separation Date, in the order set forth below (except for transactions expressly contemplated by this Agreement to take place at another time):
     (a) Shanda shall contribute to SDG all of the issued and outstanding share capital of SDG (HK) (the “SDG (HK) Shares”) pursuant to an instrument of transfer substantially in the form attached as Annex I (the “SDG (HK) Instrument of Transfer”);
     (b) SDG shall cause Shengqu to enter into each of the agreements listed on Schedule 2.01(b) with each of the Shulong Entities and each of the shareholders of Shanghai Shulong Technology, each effective as of the Separation Date (the “Shulong VIE Agreements”);
     (c) Shanda shall, and shall cause its Subsidiaries to, contribute, convey, transfer, assign and deliver to the SDG Group, and SDG shall receive and accept on behalf of itself and other members of the SDG Group, all of Shanda’s and its Subsidiaries’ right, title and interest in, to and under the following Assets (together with the SDG (HK) Shares and the interests acquired by SDG pursuant to Section 2.01(a) and Section 2.01(b), the “Games Assets”):
     (i) all rights under the IDC service agreements listed on Schedule 2.01(c)(i) (the “IDC Service Agreements”), each of which shall either be assigned by one of the Shanda Networking Entities to one of the Shulong Entities or be terminated by the Shanda Networking Entities who will, together with other members of the Shanda Group, use reasonable efforts to cause the Third Parties who are party to the IDC Service Agreements to enter into new IDC service agreements similar to the terminated IDC Service Agreements with the Shulong Entities, in each case effective as of the Separation Date;
     (ii) all Deferred Revenues, which shall be transferred to Shengfutong or the Shulong Entities pursuant to and in accordance with Deferred Revenues Transfer Agreements substantially in the forms attached as Annex II hereto, effective as of the Separation Date (the “Deferred Revenues Transfer Agreements”);
     (iii) all Intellectual Property Rights listed on Schedule 2.01(c)(iii), which either (A) shall have been transferred to members of the SDG Group prior to the Separation Date or (B) shall be transferred to members of the SDG Group effective as of the Separation Date; and

     (iv) all personal tangible properties (including servers, computers and related equipments) and interests therein, listed on Schedule 2.01(c)(iv), which shall be transferred to members of the SDG Group, in each case effective as of the Separation Date;
provided, that “Games Assets” shall not include any Non-Games Assets or any other Assets expressly contemplated by this Agreement to be retained by the Shanda Group following the Separation.
     (d) SDG shall cause Shengqu to assign each of the agreements listed on Schedule 2.01(d) with the Shanda Networking Entities (the “Shanda Networking VIE Agreements”) to Shanda Computer, a member of the Shanda Group, in each case effective as of the Separation Date;
     (e) SDG shall, and shall cause its Subsidiaries to, convey, transfer, assign and deliver to the Shanda Group, and Shanda shall receive and accept on behalf of itself and other members of the Shanda Group, all of SDG’s and its Subsidiaries’ right, title and interest in, to and under the following Assets (“Non-Games Assets”):
     (i) all rights (the “Real Property Interests”) in the real properties listed on Schedule 2.01(e)(i) and the plants, buildings and structures thereon (collectively, the “Real Properties”), which shall be transferred from the SDG Group to the Shanda Group in the manner set forth in the Plan for Transfer of Real Property Interests set forth in Schedule 2.01(e)(i) (the “Real Property Transfer”);
     (ii) all Intellectual Property Rights listed on Schedule 2.01(e)(ii), which either (A) shall have been transferred to members of the Shanda Group prior to the Separation Date or (B) shall be transferred to members of the Shanda Group effective as of the Separate Date;
     (iii) all personal tangible properties (including servers, computers and related equipments) and interests therein, listed on Schedule 2.01(e)(iii), which shall be transferred to members of the Shanda Group, in each case effective as of the Separation Date
     (f) SDG shall, and shall cause the other members of the SDG Group to, assume and agree to faithfully perform, fulfill and otherwise discharge the following Liabilities (“Games Liabilities”):
     (i) any and all Liabilities that are expressly contemplated by this Agreement (including Sections 2.05, 3.06 and 5.02) as Liabilities to be assumed by any member of the SDG Group; and
     (ii) any and all Liabilities (whether arising before, on or after the Separation Date and whether based on facts, events, actions or failures to act occurring before, on or after the Separation Date), including any

Liabilities relating to, or arising from or in connection with any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), relating to, arising from or in connection with:
     (A) the ownership or use of any Games Assets; or
     (B) the operation or conduct of the SDG Business or the ownership or use of any Assets (except for the Non-Games Assets) by any member of the SDG Group in connection therewith, including any Liabilities arising pursuant to any Shengqu Game License Agreement or Third Party Game License Agreement;
provided, that “Games Liabilities” shall not include any Liabilities that are expressly contemplated by this Agreement as Liabilities to be retained or assumed by any member of the Shanda Group. SDG hereby irrevocably waives, releases and discharges, and shall cause each other member of the SDG Group to irrevocably waive, release and discharge, effective as of the Separation Date, Shanda and each other member of the Shanda Group from any and all Games Liabilities.
     (g) Shanda shall, and shall cause the other members of the Shanda Group to, assume and agree to faithfully perform, fulfill and otherwise discharge the following Liabilities (“Non-Games Liabilities”):
     (i) any and all Liabilities that are expressly contemplated by this Agreement as Liabilities to be assumed by any member of the Shanda Group; and
     (ii) any and all Liabilities (whether arising before, on or after the Separation Date and whether based on facts, events, actions or failures to act occurring before, on or after the Separation Date), including any Liabilities relating to, or arising from or in connection with any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), relating to, arising from or in connection with:
     (A) the ownership or use of any Non-Games Assets; or
     (B) the operation or conduct of the Shanda Business or the ownership or use of any assets by any member of the Shanda Group in connection therewith;
     provided, that “Non-Games Liabilities” shall not include any Liabilities that are expressly contemplated by this Agreement as Liabilities to be retained or assumed by any member of the SDG Group. Shanda hereby irrevocably waives, releases and discharges, and shall cause each other member of the Shanda Group to irrevocably waive, release and discharge, effective as of the Separation Date, SDG and each other member of the SDG Group from any and all Non-Games Liabilities.
     Section 2.02. Deferred Transactions. Except as otherwise provided in this Agreement, the transactions contemplated by Section 2.01 shall be effective as of the Separation Date. If and to the extent any such transaction that is intended to be consummated as of the Separation Date is not consummated as of the Separation Date, whether as a result of the failure to obtain any Governmental Approval or Consent in a timely fashion or otherwise, the parties shall cooperate in a mutually agreeable arrangement, including sub-contracting, sub-licensing or sub-leasing arrangement, such that the applicable party would obtain such benefits and assume such obligations as intended hereunder. Without limiting the foregoing, the party retaining any Asset that is intended to be transferred as of the Separation Date but not transferred as of the Separation Date shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the intended transferee of such Asset hereunder (at the expense of such intended transferee) and shall take such other actions as may be reasonably requested by the intended transferee of such Asset (at the expense of such intended transferee) in order to place such intended transferee, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereunder. The obligations set forth in the two preceding sentences shall continue until such date when all transactions contemplated by Section 2.01 shall have been consummated and become effective.
     Section 2.03. Governmental Approvals and Third Party Consents. (a) The parties shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority (“Governmental Approvals”), or any actions, consents, approvals or waivers from any Third Party (“Consents”), are required in connection with the transactions contemplated hereunder, including to effect the transactions contemplated by Section 2.01, and shall cooperate with each other and use reasonable efforts to obtain any such required Governmental Approvals and Consents.
     (b) If and to the extent the consummation of any transaction contemplated hereunder requires any Governmental Approval or Consent that is not obtained, then the consummation of such transaction shall be automatically deferred until such time as all required Governmental Approvals and Consents for the consummation of such transaction are obtained, and unless Shanda otherwise determines, shall be consummated as promptly as practicable after all such required Governmental Approvals and Consents are obtained.
     (c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom or to assume any Liability if such assignment or assumption, without the consent of a Third Party thereto, would constitute a breach or other contravention of such Asset or

Liability or in any way adversely affect the rights of any member of the Shanda Group or the SDG Group thereunder.
     Section 2.04. Documents Relating to Transfer of Assets and Assumption of Liabilities. In furtherance of the transactions contemplated by this Agreement, each of Shanda and SDG agrees to execute and deliver, and cause to be executed and delivered, such contribution agreements, deeds, bills of sale, stock powers, certificates of title, endorsements, assignments of contracts and other good and sufficient instruments of conveyance, transfer and assignment (including the agreements attached hereto as Annexes) (the “Ancillary Agreements”) as necessary to evidence (i) the valid and effective contribution, conveyance, transfer, assignment and delivery of the Games Assets to the SDG Group, (ii) the valid and effective contribution, conveyance, transfer, assignment and delivery of the Non-Games Assets to the Shanda Group, (iii) the valid and effective assumption of the Games Liabilities by SDG and (iv) the valid and effective assumption of the Non-Games Liabilities by Shanda, in each case as contemplated hereunder.
     Section 2.05. Novation of Assumed Liabilities. (a) At the request of Shanda, SDG shall use its reasonable efforts to obtain, and to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all Liabilities that constitute Games Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SDG Group, so that, in any such case, members of the SDG Group will be solely responsible for such Liabilities; provided that if such consent, substitution, approval or amendment is not obtained as of the Separation Date, SDG shall indemnify and hold harmless members of the Shanda Group from any and against all Losses arising from or relating to such Liabilities in accordance with the provisions of Section 7.01.
     (b) At the request of SDG, Shanda shall use its reasonable efforts to obtain, and to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all Liabilities that constitute Non-Games Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Shanda Group, so that, in any such case, members of the Shanda Group will be solely responsible for such Liabilities; provided that if such consent, substitution, approval or amendment is not obtained as of the Separation Date, Shanda shall indemnify and hold harmless members of the SDG Group from any and against all Losses arising from or relating to such Liabilities in accordance with the provisions of Section 7.02.
     Section 2.06. Remedial Actions. If after the Separation Date, the parties discover that, contrary to the agreements between the parties, any Assets or Liabilities were by mistake or omission, transferred or assigned to or assumed by (or not transferred or assigned to or not assumed by) the Shanda Group or the SDG Group, as the case may be, which should have been transferred or assigned to or assumed by the SDG or the Shanda Group, as the case may be, the parties shall cooperate in good faith to take any and all actions necessary to effect the transfer or assignment, or re-transfer or re-assignment, of such Assets or the assumption or re-assumption of such Liabilities by the appropriate party and shall not use the remedial actions contemplated herein to alter the original intent of the parties hereto with respect to the Separation. Each party shall reimburse the other or make other financial adjustments (including cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.
ARTICLE 3
Other Separation Matters
     Section 3.01. Dividend. Immediately following the Separation, Shengqu shall be a direct wholly-owned Subsidiary of SDG (HK), which shall be a direct wholly-owned Subsidiary of SDG, which shall be a direct wholly-owned Subsidiary of Shanda. The parties hereby agree that (i) all amounts which may be legally distributed by Shengqu under Applicable Law for the year ended December 31, 2007 and the six-month period ended June 30, 2008 after the completion of the audit of the financial statements for the applicable periods and the due payment by Shengqu of the tax for such applicable periods, shall be distributed and paid to SDG (HK), (ii) all amounts which may be legally distributed by SDG (HK), including any amounts received pursuant to the foregoing (i) under Applicable Law for the year ended December 31, 2007 and the six months ended June 30, 2008 shall be distributed and paid to SDG, and (iii) all amounts which may be legally distributed by SDG, including any amounts received pursuant to the foregoing (ii) under Applicable Law for the year ended December 31, 2007 and the six months ended June 30, 2008 shall be distributed and paid to Shanda, in each case of (i), (ii) and (iii), promptly after such amounts have been calculated in accordance with the applicable accounting standards applied on a consistent basis. SDG agrees to, and agrees to cause Shengqu and SDG (HK) to, take any and all actions necessary in furtherance of the foregoing, including the adoption of the relevant resolutions by the respective board of directors of Shengqu and SDG (HK) to declare the dividends set forth in clauses (i) and (ii) above, respectively.
     Section 3.02. Game License Agreements. (a) On or promptly after the Separation Date, the parties shall use reasonable efforts to obtain the approval of each and all Third Parties party to the game license agreements listed on Schedule 3.02(a) (each, a “Third Party Game License Agreement”) to amend such Third Party Game License Agreements to remove each Shanda Networking Entity except for Shanghai Shanda as sublicensees and to add each Shulong Entity as sublicensees.
     (b) Shanda and SDG shall (i) cause the parties to the game license agreements listed on Schedule 3.02(b) (each, a “Shengqu Game License Agreement”) to terminate each such agreement and (ii) cause Shengqu and each of the Shulong Entities to enter into game license agreements for Shengqu to grant license to the Shulong Entities for the games covered by the Shengqu Game License Agreements, in each case effective as of the Separation Date.
     Section 3.03. Employees. (a) Shanda shall cause each of the individuals listed on Schedule 3.03(a) (the “Employees Transferred to SDG”) to (i) resign from each member of the Shanda Group with whom such employee has an employment relationship immediately prior to the Separation and (ii) enter into an employment agreement with members of the SDG Group, in each case effective as of the Separation Date.
     (b) Shanda shall (i) cause each of the individuals listed on Schedule 3.03(b) (the “Employees Transferred to Shanda”) to (i) resign from each member of the SDG Group with whom such employee has an employment relationship immediately prior to the Separation and (ii) enter into an employment agreement with members of the Shanda Group, in each case effective as of the Separation Date.
     (c) Notwithstanding any provision to the contrary set forth herein (including Section 5.02), (i) the Shanda Group and the SDG Group, respectively, shall be solely liable for any Action brought by or against any Employee Transferred to SDG and any Employee Transferred to Shanda, respectively, if and to the extent such Action arises from or is based on facts, events or actions occurring prior to the Separation Date; and (ii) the SDG Group and the Shanda Group, respectively, shall be solely liable for any Action brought by or against any Employee Transferred to SDG and any Employee Transferred to Shanda, respectively, if and to the extent such Action arises from or is based on facts, events or actions occurring after the Separation Date.
     Section 3.04. Real Properties. (a) During the period from the date hereof until the consummation of the Real Property Transfer, SDG (i) shall not sell or otherwise transfer, or permit the sale or other transfer of, any Real Properties or any interests therein without the prior written consent of Shanda, (ii) shall use its reasonable efforts to maintain in good operating condition Parcel One and Parcel Two, and the plants, buildings and structures thereon, and (iii) shall maintain in full force and effect all existing agreements providing insurance coverage, maintenance and security services and other services for Parcel One and Parcel Two, and the plants, buildings and structures thereon (collectively, the “Real Property Service Agreements”), as in effect as of the date hereof.
     (b) After the consummation of the Real Property Transfer, Shanda shall cause the relevant members of the Shanda Group to enter into one or more lease agreements (the “Lease Agreements”) in a form mutually agreed by Shanda and SDG, with one or more members of the SDG Group designated in such written notice, to lease one or more of the Real Properties to such designated members of the SDG Group.

     (c) Notwithstanding any provisions to the contrary herein, (i) all costs and premiums payable by the Real Property Holding Companies under any Real Property Service Agreement during the term of the applicable Lease Agreement shall be passed on to the SDG Group in the form of increased rent under such Lease Agreement; and (ii) the rent in any Lease Agreement shall accrue commencing on the Separation Date.
     Section 3.05. Existing Agreements. Except as otherwise provided in this Agreement, any Ancillary Agreement or Intergroup Agreement or as mutually agreed by the parties, all contracts, agreements, instruments, commitments, understandings or other arrangements, whether or not in writing between (or relating to) any member(s) of the SDG Group, on the one hand, and any member(s) of the Shanda Group, on the other hand, in existence immediately prior to the Separation Date shall remain effective in accordance with their terms.
     Section 3.06. Shared Contracts. (a) Schedule 3.06 sets forth each agreement existing as of the date hereof between a member of the SDG Group (the “SDG Contract Party”) and a Third Party, where such SDG Contract Party contracts with such Third Party for the benefit of Shanda and all of its Subsidiaries and Affiliates (including members of the Shanda Group) (each, a “Shared Contract”). Effective as of the Separation Date, SDG agrees, and agrees to cause the other members of the SDG Group, (i) not to amend, modify, terminate or cancel, nor waive any rights, claims or benefits to which any Subsidiary of Shanda (including members of the Shanda Group) is entitled under, nor take any action that would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Subsidiary of Shanda (including members of the Shanda Group) or to a loss of any benefit to which any Subsidiary of Shanda (including members of the Shanda Group) is entitled under, a Shared Contract, without first obtaining the prior written consent of Shanda, (ii) to cooperate in any reasonable arrangement requested by Shanda under which the SDG Contract Party would enforce a Shared Contract for the benefit of any Subsidiary of Shanda (including members of the Shanda Group), (iii) to take such actions as may be reasonably requested by Shanda to enable members of the Shanda Group to receive substantially the same rights and benefits under a Shared Contract received by members of the SDG Group.
     (b) Shanda hereby agrees to bear, and cause the other applicable members of the Shanda Group to bear, a portion of the costs incurred by the applicable SDG Contract Party under each Shared Contract in proportion to the benefits derived by Shanda or such other member of the Shanda Group under such Shared Contract.
     (c) Shanda hereby agrees to reimburse each SDG Contract Party for any and all Liabilities incurred by such SDG Contract Party upon taking any actions under the applicable Shared Contract upon the request of Shanda given pursuant to clause (ii) or (iii) of Section 3.06(a).

     Section 3.07. Intellectual Property License. Shanda and SDG shall enter into the Intellectual Property License Agreement effective as of the Separation Date and shall perform, and cause the other members of the Shanda Group and the SDG Group, respectively, to perform their respective obligations under the Intellectual Property License Agreement.
     Section 3.08. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, the parties shall use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE 4
No Representations or Warranties
     Section 4.01. No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER SEPARATION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER ANY OTHER SEPARATION DOCUMENT, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE CONTRIBUTION OR ANY ASPECT OF OR ANY TRANSACTION EFFECTED IN CONNECTION WITH THE SEPARATION. EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY SEPARATION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE 5
Access to Information
     Section 5.01. Access to Information. (a) From and after the Separation Date, Shanda and SDG shall, and shall cause each other member of the Shanda Group and SDG Group, respectively, to, afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Separation Document, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access; provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.
     (b) Without limiting the generality of the foregoing, each party shall use reasonable efforts to cooperate with the other party’s reasonable information requests to enable the other party to meet its timetable for dissemination of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.
     Section 5.02. Litigation Cooperation. (a) (i) As of the Separation, the applicable member of the SDG Group shall assume and thereafter be responsible for all Liabilities that may result from the SDG Assumed Actions and all fees and costs relating to the defense of the SDG Assumed Actions, including attorneys’ fees and costs incurred after the Separation. “SDG Assumed Actions” means those Actions primarily relating to the SDG Business (except for Actions primarily relating to the operation of the Non-Games Assets) in which any member of the Shanda Group or any Affiliate of a member of the Shanda Group, other than any member of the SDG Group, is a defendant or the party against whom the claim or investigation is directed. (ii) As of the Separation, the applicable member of the Shanda Group shall assume and thereafter be responsible for all Liabilities that may result from the Shanda Assumed Actions and all fees and costs relating to the defense of the Shanda Assumed Actions, including attorneys’ fees and costs incurred after the Separation. “Shanda Assumed Actions” means those Actions primarily related to the Shanda Business (except for Actions primarily relating to the operation of the Games Assets) in which any member of the SDG Group or any Affiliate of a member of the SDG Group, other than any member of the Shanda Group, is a defendant or the party against whom the claim or investigation is directed.

     (b) Each party agrees that at all times from and after the Separation if an Action relating primarily to its Business is commenced by a Third Party naming a member of either Group as defendants thereto, then such action shall be deemed to be a SDG Assumed Action (in the case of an Action primarily related to the SDG Business so long as such Action is not primarily related to the Non-Games Assets) or a Shanda Assumed Action (in the case of an Action primarily related to the Shanda Business so long as such Action is not primarily related to the Games Assets) and the party as to which the Action primarily relates shall use its reasonable efforts to cause the other party or member of its Group to be removed from such Action.
     (c) The parties agree that at all times from and after the Separation if an Action which does not relate primarily to either party’s Business is commenced by a Third Party naming a member of each Group as defendants thereto, then the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.
     (d) Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group’s Business prior to the Separation in which the requesting party may from time to time be involved.
     Section 5.03. Reimbursement; Ownership of Information. (a) Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Section 5.01 or Section 5.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.
     (b) All information owned by one party that is provided to the other party under Section 5.01 or Section 5.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.
     Section 5.04. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain, in accordance with the practice of such party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Group’s Business. Neither party shall destroy or otherwise dispose of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Separation Date must be retained by the applicable party until such party is notified by the other party that the litigation hold is no longer in effect.
     Section 5.05. Confidentiality. Each party acknowledges that it may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, confidential information of the other party or any member of its Group (including information in the possession of such other party relating to its clients or customers) (“Confidential Information”). Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other party unless (i) such party or any of its Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such party or any of its Representatives, (B) lawfully acquired after the Separation Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (C) developed by such party or any of its Representatives without the use of any Confidential Information of the other party. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially. The obligation of each party and its Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 5.05, such party will promptly notify the other party and, upon request, use reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 5.05, such party may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 5.05 by it and its Representatives.
     Section 5.06. Privileged Information. (a) The parties acknowledge that members of the Shanda Group, on the one hand, and members of the SDG Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”). Each party agrees to use reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other party’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other party’s consent. Without limiting the generality of the foregoing, the parties and their respective Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions necessary to preserve any Privilege with respect to any such Privileged Information.
     (b) Upon receipt by either party of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of such Privileged Information. Each party agrees that it will not produce or disclose any information that may be covered by a Privilege of the party under this Section 5.06 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.
ARTICLE 6
Other Agreements
     Section 6.01. Ancillary Agreements. On the Separation Date, Shanda and SDG shall, and shall cause the other applicable members of their respective Group to, execute and deliver each Ancillary Agreement (except for Ancillary Agreements that are to be executed on a later date as provided herein).

     Section 6.02. Intergroup Agreements. On the Separation Date, Shanda and SDG shall, and shall cause the other applicable members of their respective Group to, execute and deliver each Intergroup Agreement (except for Intergroup Agreements that are to be executed on a later date as provided herein).
     Section 6.03. Rights and Liabilities under this Agreement, Ancillary Agreements and Intergroup Agreements. Notwithstanding anything to the contrary herein, each of Shanda and SDG shall retain any and all rights of any other member of its Group arising under this Agreement, any Ancillary Agreement, any Intergroup Agreement or the transactions contemplated hereby or thereby and shall assume any and all Liabilities of any other member of its Group (including indemnification obligations) under this Agreement, any Ancillary Agreement or any Intergroup Agreement.
ARTICLE 7
Indemnification
     Section 7.01. SDG Indemnification of Shanda Group. Effective at and after the Separation, SDG shall indemnify, defend and hold harmless the Shanda Group and the respective directors, officers, employees and Affiliates of each member of the Shanda Group (the “Shanda Indemnitees”) from and against any and all Losses incurred or suffered by any of the Shanda Indemnitees arising out of or in connection with:
     (a) any Games Liabilities, or the failure of any member of the SDG Group to pay, perform or otherwise discharge any Games Liabilities; and
     (b) any breach by SDG or any other member of the SDG Group of this Agreement or any other Separation Document.
For the avoidance of doubt, the indemnification obligations set forth in this Section 7.01 shall be in addition to any other indemnification obligations of SDG or any other member of the SDG Group contained in this Agreement or any other Separation Document.
     Section 7.02. Shanda Indemnification of SDG Group. Effective at and after the Separation, Shanda shall indemnify, defend and hold harmless the SDG Group and the respective directors, officers, employees and Affiliates of each member of the SDG Group (the “SDG Indemnitees”) from and against any and all Losses incurred or suffered by any of the SDG Indemnitees and arising out of or in connection with
     (a) any Non-Games Liabilities, or the failure of any member of the Shanda Group to pay, perform or otherwise discharge any Non-Games Liabilities; and

     (b) any breach by Shanda or any other member of the Shanda Group of this Agreement or any Separation Document.
For the avoidance of doubt, the indemnification obligations set forth in this Section 7.02 shall be in addition to any other indemnification obligations of Shanda or any other member of the Shanda Group contained in this Agreement or any other Separation Document.
     Section 7.03. Procedures. (a) The party seeking indemnification under Section 7.01 or Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.
     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 7.03, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 7.03(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not, the Indemnified Party shall have the right to defend or contest such Third-Party Claim through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 7.03(a). The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific).
     (c) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 7.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.
     (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     (e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 7.01 or Section 7.02.
     (f) If any Third Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a SDG Assumed Action or a Shanda Assumed Action in accordance with Article 5, and the party as to which the Action primarily relates shall be deemed to be the Indemnifying Party for the purposes of this Article 7 and be entitled to control and appoint lead counsel for the defense of such Action.
     Section 7.04. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 7.01 or Section 7.02 shall be paid (i) net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) taking into account any tax benefit actually realized and any tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Losses. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnifying Party shall not be liable for any Losses under Section 7.01 or Section 7.02 to the extent they are special, indirect, incidental, consequential or punitive damages or lost profits.
     Section 7.05. Contribution. If for any reason the indemnification provided for in Section 7.01 or Section 7.02 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Shanda Group, on the one hand, and the SDG Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses.
     Section 7.06. Non-Exclusivity of Remedies. The remedies provided for in this Article 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 7.03 and 7.04 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

     Section 7.07. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 7 shall survive the sale or other transfer of any party of any of its assets, business or liabilities.
ARTICLE 8
Miscellaneous
     Section 8.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:
     If to Shanda to:
Shanda Interactive Entertainment Limited
No. 208 Juli Road
Pudong New Area
Shanghai 201203, People’s Republic of China
Attn: Grace Wu
Facsimile: (86) 21 5080-5132
with a copy to:
Davis Polk & Wardwell
18th Floor, Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Attn: James C. Lin, Esq.
Facsimile: (852) 2533-3388
     If to SDG to:
Shanda Games Limited
No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203, People’s Republic of China
Attn: Diana Li
Facsimile: (86) 21 5027-0092
or to such other addresses or telecopy numbers as may be specified by like notice to the other party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.
     Section 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Shanda and SDG, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 8.03. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Shanda Group in connection with the Separation and related transactions shall be paid by Shanda, and all costs and expenses incurred by the SDG Group in connection with the Separation and related transactions shall be paid by SDG.
     Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Separation Documents.
     Section 8.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.
     Section 8.06. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the indemnification and release provisions of Article 7, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.
     Section 8.07. Entire Agreement. This Agreement and the other Separation Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Separation Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Separation Documents. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Separation Document, the provisions of this Agreement shall prevail. The Schedules, Annexes and Exhibits attached to this Agreement shall be considered an integral part of this Agreement.
     Section 8.08. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.
     Section 8.09. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.10. Termination. Notwithstanding any provisions hereof, the Board of Directors of Shanda may, in its sole discretion, at any time terminate this Agreement and/or abandon the Separation, whether or not it has theretofore approved this Agreement and/or the Separation. In the event this Agreement is terminated pursuant to the preceding sentence, neither party nor any of its directors or officers shall have any liability or further obligation to the other party.

     Section 8.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
     Section 8.12. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Separation Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.
     Section 8.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     Section 8.14. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).
     Section 8.15. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED
By:	/s/ Chen Tianqiao
	Name:	Chen Tianqiao
	Title:	Chairman of the Board of Directors and CEO

SHANDA GAMES LIMITED
By:	/s/ Diana Li
	Name:	Diana Li
	Title:	CEO

SCHEDULE 1.01
Entities of SDG Group Immediately Post Separation

		Beneficial
Name	Jurisdiction	Ownership
Shanda Games Limited	Cayman Islands	Parent company
Shanda Games Holdings (HK) Limited	Hong Kong	100%
Shengqu Information Technology (Shanghai) Co., Ltd.	The PRC	100%
Shanghai Shulong Technology Co., Ltd.	The PRC	100%
Shanghai Shulong Computer Technology Co., Ltd.	The PRC	100%
Nanjing Shulong Computer Technology Co., Ltd.	The PRC	100%

SDG Organizational Chart Immediately Post Separation

SCHEDULE 2.01(b)
List of Shulong VIE Agreements
[List of Shulong VIE agreements]

SCHEDULE 2.01(c)(i)
List of IDC Service Agreements to be Transferred to SDG Group
The following currently effective agreements shall be assigned by one of the Shanda Networking Entities to one of the Shulong Entities:
[List of IDC Service Agreements to be assigned to Shulong Entities]
The following currently effective agreements shall be terminated by one of the Shanda Networking Entities and a new agreement shall be entered into by one of the Shulong Entities and the counterparties:
[List of IDC Service Agreements to be terminated]
[List of new IDC Service Agreements to be entered into by Shulong Entities]

SCHEDULE 2.01(c)(iii)
List of IP Rights to be Transferred to SDG Group
[List of doman names, trademarks and copyrights to be transferred to SDG Group]

SCHEDULE 2.01(c)(iv)
List of Personal Tangible Properties to be Transferred to SDG Group
[List of personal tangible properties to be transferred to SDG Group]

SCHEDULE 2.01(d)
List of Shanda Networking VIE Agreements
[List of Shanda Networking VIE agreements]

SCHEDULE 2.01(e)(i)
List of Real Properties to be Transferred to Shanda Group
1. Parcel One — No. 1 Building, 690 Bibo Road, Shanghai, which is currently owned by Shengqu
2. Parcel Two — 208 Juli Road, Shanghai, which is currently owned by Shengqu
3. Parcel Three — Field No. 13-11, which Shengqu has right to purchase under Shanghai Zhang Jiang High-Tech Park State Owned Land Use Right Transfer Agreement, which was entered into between Shengqu and Shanghai Zhangjiang (Group) Co., Ltd. as of August 30, 2006 (the “Parcel Three Purchase Agreement”)

Plan for Transfer of Real Property Interests
     The Real Property Interests shall be transferred from the SDG Group to the Shanda Group in the following steps after the Separation Date:
     (a) First, SDG shall cause Shengqu to transfer all of its rights and obligations under the Parcel Three Purchase Agreement to Shanghai Shengjin Software Development Co., Ltd. ().
     (b) Second, SDG (HK) shall cause two new wholly owned subsidiaries (“Real Property Holding Companies”) to be promptly incorporated through spin-off of Shengqu for the purpose of holding Parcel One and Parcel Two, respectively.
     (c) Third, SDG shall cause all of the ownership interests in Parcel One and Parcel Two to be contributed, conveyed, transferred, assigned and delivered to the Real Property Holding Companies.
     (d) Fourth, SDG shall cause the relevant members of SDG Group to assign all their rights under the Real Property Service Agreements to the relevant Real Property Holding Companies.
     (e) Fifth, upon receipt of written instructions from Shanda, SDG shall cause all of the issued and outstanding equity interests in the Real Property Holding Companies to be contributed, conveyed, transferred, assigned and delivered to one or more designated members of the Shanda Group for an aggregate consideration equal to the aggregate registered capital contributed by the relevant members of the SDG Group in connection with the incorporation of the Real Property Holding Companies.
     If the parties fail to obtain the relevant Governmental Approvals to consummate the transfer of the Real Property Interests from the SDG Group to the Shanda Group through the five steps set forth above, SDG shall cause Shengqu to transfer all Real Property Interests directly to one or more members of the Shanda Group designated by Shanda.

SCHEDULE 2.01(e)(ii)
List of IP Rights to be Transferred to Shanda Group
See Attached.

SCHEDULE 2.01(e)(iii)
List of Personal Tangible Properties to be Transferred to Shanda Group
[List of personal tangible properties to be tranferred to Shanda Group]

SCHEDULE 3.02(a)
List of Third Party Game License Agreements

Contract Name	Game Title	Licensor	Licensee
Software licensing agreement	The Lengend of Mir 2( )	Actoz Soft Co., Ltd	Shanghai Shanda Iternet Development Co., Ltd.
Exclusive ragnarok online software license agreement	RO ()	Gravity Co., Ltd	Shengqu Information Technology (Shanghai) Co., Ltd.
Software development and license agreement	Archlord ()	NHN Game Corporation	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game license agreement	ChangChun ()	Wemade Entertainment Co., Ltd	Shengqu Information Technology (Shanghai) Co., Ltd.
Internet game distribution and servicing agreement	BNB ()	Nexon Corporation	Shengqu Information Technology (Shanghai) Co., Ltd.
Software license agreement	Getamped ()	Cyberstep, Inc.	Shengqu Information Technology (Shanghai) Co., Ltd.
Internet game distribution and service agreement	Maple Story ()	Nexon Corporation	Shengqu Information Technology (Shanghai) Co., Ltd.
Software license agreement	LaTale ()	Actoz Soft Co., Ltd	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game license agreement	DOA (Online)	Tecom, Ltd	Shengqu Information Technology (Shanghai) Co., Ltd.
Content development and distribution agreement	Disney Magical Board ()	Buena Vista Internet Group	Shengqu Information Technology (Shanghai) Co., Ltd.
Aion Game License Agreement	Aion	Ncsoft Corporation	Shengqu Information Technology (Shanghai) Co., Ltd.
Atrix Game License Agreement	Atrix	Ncsoft Corporation	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game license agreement	Dragon Nest	Eyedentity Games Inc.	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game license agreement	TalesRunner ()	Nowcom Co., Ltd.	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game license agreement	Kunio Online ()	WindySoft Co., Ltd.	Shengqu Information Technology (Shanghai) Co., Ltd.
Co-development and Publishing Agreement	Company of Heroes Online ( Online)	THQ Inc.	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game license agreement	FreeJack	Wise On Inc.	Shengqu Information Technology (Shanghai) Co., Ltd.
Software license agreement	1000years ()	Actoz Soft Co., Ltd.	Shengqu Information Technology (Shanghai) Co., Ltd.
Software license agreement	Lazeska	Actoz Soft Co., Ltd.	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game service licensing agreement	Cosmic Break	Cyberstep, Inc.	Shengqu Information Technology (Shanghai) Co., Ltd.

Contract Name	Game Title	Licensor	Licensee
Online game service licensing agreement	GetAmped2 ()	Cyberstep, Inc.	Shengqu Information Technology (Shanghai) Co., Ltd.
Online game co-development and license agreement	Monster Farm Online	TECMO, Ltd.	Shengqu Information Technology (Shanghai) Co., Ltd.

SCHEDULE 3.02(b)
List of Shengqu Game License Agreements
[List of Shengqu Game License Agreements]

SCHEDULE 3.03(a)
List of Employees to be Transferred to SDG Group
[List of employees to be tranferred to SDG Group]

SCHEDULE 3.03(b)
List of Employees to be Transferred to Shanda Group
[List of employees to be tranferred to Shanda Group]

SCHEDULE 3.06
List of Shared Contracts
2003-2004
[List of shared contracts]
2005-2006
[List of shared contracts]
2007
[List of shared contracts]
2008
[List of shared contracts]

ANNEX I
INSTRUMENT OF TRANSFER
WE Shanda Interactive Entertainment Limited of Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies. in consideration of 55,000,000 shares of Shanda Games Limited do hereby transfer to Shanda Games Limited of (full address) Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. (hereinafter called “the said Transferee”) the 55,000,000 Shares Standing in our name in the Register of Shanda Games Holdings (HK) Limited to hold unto the said Transferee his Executors, Administrators or Assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we the said Transferee do hereby agree to take the said Shares subject to the same conditions.
Witness our hands the first day of July, 2008

Witness to the signature of

Witness’s signature

Address

Occupation

Witness to the signature of

Witness’s signature

Address

Occupation

To:	The Collector, Stamp Duty Office, Hong Kong.

          I hereby certify that this is a transfer of share(s) to another nominee of the same ultimate beneficial owner and that there is no change of beneficial interest.

Solicitor, Hong Kong

ANNEX II
Form of Deferred Revenues Transfer Agreements
See Attached.

EXHIBIT A
Form of Cooperation Agreement
See Attached.

EXHIBIT B
Form of Intellectual Property License Agreement
See Attached.

EXHIBIT C
Form of Management Consulting Agreement
See Attached.

EXHIBIT D
Form of Non-Competition Agreement
See Attached.

EXHIBIT E
Form of Sales Agency Agreement
See Attached.